Exhibit 99.1

News Release

Contact:	John A. Hauser
(920)-743-5551
Source:	Baylake Corp.

Baylake Corp. Reports Financial Results for the Three Months ended March 31, 2007

Sturgeon Bay, Wisconsin –(PR Newswire) – May 14, 2007

Baylake Corp. (OTC BB: BYLK), a bank holding company with $1.1 billion in assets, reported a first quarter net loss of $2.3 million or $0.29 basic loss per share, as compared to income of $1.3 million or $0.17 basic earnings per share in the first quarter of 2006.  Impacting the first quarter of 2007 results was a provision for loan loss of $6.0 million compared to a $200,000 provision in the same period one-year ago.  During the period, a $3.6 million provision was made on an impaired commercial credit relationship due to deterioration in value of the collateral securing the relationship.  Additional provisions were made for other commercial credit relationships where there was insufficient collateral value, a reduction in cash flows, or a combination of both.

Diluted earnings per share decreased to a loss of $0.29 for the quarter ended March 31, 2007, compared to earnings per share of $0.17 for the quarter ended March 31, 2006.  Return on assets (ROA) and return on equity (ROE) decreased for the quarter ended March 31, 2007 to (0.82)% and (11.07)%, respectively, from .48% and 6.81%, respectively, for the same period a year ago.

Baylake’s net interest margin for the first quarter of 2007 was 3.19% compared to 3.23% for the first quarter of 2006 and 3.44% for the fourth quarter of 2006.

Total assets for Baylake Corp. were unchanged for the quarter ended March 31, 2007. Assets were $1.1 billion at both March 31, 2007 and December 31, 2006.  Total loans increased 0.86% during the three months to $827.5 million at March 31, 2007, while deposits increased .93% to $887.1 million during the period.  Shareholders’ equity decreased 2.4% during the first quarter of 2007 with balances totaling $80.2 million and $82.2 million at March 31, 2007 and December 31, 2006, respectively.  The decrease in shareholders’ equity was primarily the result of a decrease in earnings caused by an increase in the provision for loan loss, the payment of cash dividends, and the repurchase of 50,000 shares of stock as authorized by the Board of Directors at the June 2006 annual meeting.  This was partially offset by an increase in accumulated other comprehensive income (related to a decrease in net unrealized losses on securities), the reversal of a tax reserve previously set aside for our BOLI plan and an increase due to the issuance of additional shares of stock, primarily for our dividend reinvestment program.  Baylake Corp. continues to be well-capitalized under the guidelines established by the Board of Governors of the Federal Reserve.

Non-performing loans totaled $39.1 million and $27.8 million at March 31, 2007 and December 31, 2006, respectively.  The increase in non-performing loans during the quarter ended March 31, 2007 was due to an increase in non-accrual loans during the period. The ratio of allowance for loan loss to non-performing loans was 35.35% and 28.94% at March 31, 2007 and December 31, 2006, respectively.

             Due to aggressive collection efforts and continued emphasis on asset quality improvement, Baylake Corp. believes the balance of the allowance for loan loss is presently sufficient to absorb probable incurred credit losses at March 31, 2007.  However, future adjustments to the allowance for loan losses may be necessary based on changes in the performance of the loan portfolio or in economic conditions and the impact that these changes, if any, may have on the ability of borrowers to continue to service or repay outstanding credits and on the value of the underlying collateral securing these credits.

Baylake Corp. anticipates that it has resources available to meet its commitments.  At March 31, 2007, Baylake Corp. had $75.6 million of established lines of credit with nonaffiliated banks, of which $71.8 million was available.

“In an environment that continues to put pressure on net interest margin, we have responded by trying to find ways to become more operationally effective and cut costs”, said Thomas L. Herlache, the company’s Chief Executive Officer.  “In addition, legal costs, collection costs, costs of holding foreclosed properties, loan losses and loan loss reserve allocations should be showing significant improvement as we proceed through the later stages of improving our asset quality.”

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank.  Through Baylake Bank, the Company provides a variety of banking and financial services from 28 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements.  This press release, and the most recent annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2006 and Form 10-K for the year ended December 31, 2006, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations, and recent actions taken by the Wisconsin Department of Revenue relating to state tax obligations.  Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

SUMMARY FINANCIAL DATA

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the periods indicated.  The selected consolidated financial and other data at March 31, 2007 has not been audited but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

	At March 31, 2007	At December 31, 2006
	(dollars in thousands)	(dollars in thousands)

Selected Financial Condition Data (at end of period):
Total assets	$ 1,115,888	$ 1,111,684
Investment securities (1)	188,917	188,315
Federal funds sold	5,233	-
Total loans	827,494	820,457
Total deposits	887,081	878,911
Borrowings (2)	120,098	119,659
Subordinated debentures	16,100	16,100
Total shareholders’ equity	80,216	82,193
Non-performing loans, net of discount (3)	39,139	27,232
Non-performing assets, net of discount (3)	46,252	32,992

As of and for the
Three Months
Ended March 31,
2007	2006
(dollars in thousands, except per share data)

Selected Income Data:
Total interest income	$ 17,651	$ 16,646
Total interest expense	9,806	8,768
Net interest income	7,845	7,878
Provision for loan losses	5,985	200
Net interest income after provision for loan losses	1,860	7,678
Total non-interest income	2,245	2,238
Total non-interest expense	8,466	8,124
Income before income tax	(4,361)	1,792
Income tax provision	(2,064)	468
Net income	$ (2,297)	$ 1,324

Per Share Data:(4)
Net income per share (basic)	$ (0.29)	$ 0.17
Net income per share (diluted)	(0.29)	0.17
Cash dividends per common share	0.16	0.16
Book value per share	10.24	10.06

Performance Ratios: (5)
Return on average total assets	(0.82)%	0.48%
Return on average total shareholders’ equity	(11.07)	6.75
Net interest margin (6)	3.19	3.23
Net interest spread (6)	2.80	2.84
Efficiency ratio (9)	80.91	78.24
Non-interest income to average assets	0.80	0.82
Non-interest expense to average assets	3.02	2.97
Net overhead ratio (7)	2.22	2.15
Average loan-to-average deposit ratio	93.67	97.44
Average interest-earning assets to average interest-bearing liabilities	110.28	110.97

Asset Quality Ratios:(3) (5)
Non-performing loans to total loans	4.73%	3.17%
Allowance for loan losses to:
Total loans	1.67	1.17
Non-performing loans	35.35	36.91
Net charge-offs to average loans	0.10	0.01
Non-performing assets to total assets	4.14	2.56

Capital Ratios:(5) (8)
Shareholders’ equity to assets	7.19%	7.12%
Tier 1 risk-based capital	9.44	9.57
Total risk-based capital	10.69	10.60
Leverage ratio	7.97	8.34

Other Data at End of Period:
Number of bank subsidiaries	1	1
Number of banking facilities	28	27
Number of full-time equivalent employees	336	324

___________________________________________

(1)

Includes securities classified as available for sale.

(2)

Consists of Federal Home Loan Bank advances, federal funds purchased and collateralized borrowings.

(3)

Non-performing loans consist of non-accrual loans, guaranteed loans 90 days or more past due but still accruing interest.  Non-performing assets consist of non-performing loans and other real estate owned.

(4)

Earnings per share are based on the weighted average number of shares outstanding for the period.

(5)

With the exception of end of period ratios, all ratios are based on average daily balances and are annualized where appropriate.

(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets, and net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)

Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.

(8)

The capital ratios are presented on a consolidated basis.

(9)

Efficiency ratio is calculated as follows:  non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding investment securities gains, net and excluding net gains on sale of fixed assets.